Exhibit 99.1

Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

John Mills
Integrated Corporate Relations, Inc.
(310) 395-0259

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES 37TH
CONSECUTIVE QUARTERLY SAME STORE SALES INCREASE
AND PROVIDES UPDATE ON STATUS OF ANNUAL REPORT ON
FORM 10-K

El Segundo, CA – April 4, 2005 – Big 5 Sporting Goods Corporation (Nasdaq: BGFV), a leading sporting goods retailer, today reported that it achieved its 37th consecutive quarter of positive same store sales performance for the fiscal quarter ended April 3, 2005. The Company expects to report, based upon preliminary sales results, a same store sales increase of approximately 1.7% for the first fiscal quarter versus the comparable 13-week period of 2004.

“We are pleased to have maintained our consistent same store sales performance and to report our 37th consecutive quarter of comp store sales increases,” said Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer. “Our solid comp store performance was achieved despite operating with one less business day during the quarter as a consequence of Easter shifting into the first quarter this year. Additionally, we were able to overcome unfavorable weather conditions in our markets during the quarter, including unusually dry weather in the Pacific Northwest and near-record rainfall in Southern California.”

The Company also reported that it would not file its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 with the Securities and Exchange Commission by April 4, 2005, the extended deadline established in the Company’s Form 12b-25 filing.

In order to most accurately record the correction of the accounting error disclosed by the Company in its February 9, 2005 press release, the Company and its Audit Committee have decided to restate the Company’s quarterly financial statements for 2002 and 2003, in addition to the fiscal year periods. The Company does not expect that its audited financial statements for fiscal 2002 or 2003, as restated to correct the accounting error and to include the other adjustments described below, will be materially different from the preliminarily restated financial statements that the Company included in its February 9 press release. The Company also will adjust its previously reported fiscal 2004 quarterly financial statements to reflect these restatements and the other adjustments described below, and expects that the net impact of all adjustments on fiscal 2004 will be a slight increase in earnings per diluted share from those previously reported.

As a result of the Company’s decision to restate on a quarterly basis, the Company also will make adjustments to its prior period financial statements for the previously disclosed charge in the fiscal 2004 third quarter relating to the establishment of an allowance for estimated sales returns. The Company will reverse the charge to the fiscal 2004 third quarter financial statements and reflect the allowance on a quarterly basis in the individual financial statements for fiscal 2002, 2003 and 2004. This adjustment is expected to add approximately $0.02 to the Company’s previously reported earnings per diluted share for fiscal 2004 and to reduce earnings per diluted share for fiscal 2002 by $0.01. This adjustment is not expected to change earnings per diluted share for fiscal 2003.

Also, like many other companies in the retail, restaurant and other industries, the Company has decided in connection with the restatements to make certain changes to its accounting treatment for leases following the February 7, 2005 letter from the Securities and Exchange Commission’s Chief Accountant clarifying the Commission staff’s interpretation of certain lease accounting issues. To reflect these lease accounting changes, which will be described in detail in the Company’s Annual Report on Form 10-K, the Company will make adjustments to its prior reported quarterly financial statements for fiscal years 2002, 2003 and 2004. These adjustments are not expected to impact net income by more than $125,000, or 0.5% of net income, for any fiscal year. These adjustments are not expected to change earnings per diluted share for fiscal 2002 or 2004, and are expected to reduce fiscal 2003 earnings per diluted share by $0.01.

Due to the amount of additional work associated with the restatements described above, the Company’s financial statements and the associated audit have not been able to be completed in order to permit a timely filing of the Company’s Annual Report on Form 10-K. The Company expects to be able to file its Annual Report on Form 10-K within the next few weeks. The Company also will amend its Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2004 to reflect the restatements.

About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 309 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 12, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 26, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.